Exhibit 99.1

Ultralife Reports Fourth Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife (NASDAQ: ULBI) reported revenue of $36.8 million for its fourth quarter of 2007, an increase of 22% compared with $30.1 million reported in the same three-month period in 2006. Operating loss for the quarter was $2.7 million compared with a loss of $1.5 million last year.

Revenue in the fourth quarter rose $6.7 million over the same quarter last year primarily due to higher sales of communications systems from the $24 million contract announced in September 2007 and the added contribution from RedBlack Communications (formerly Innovative Solutions Consulting) and Stationary Power Services, acquired in September 2007 and November 2007, respectively. As a percentage of revenue, gross margin for the fourth quarter of 2007 was 16%, compared to 17% in the same quarter a year ago. Gross margin was adversely impacted by a charge of approximately $1.3 million against inventory mainly related to the integration of the company’s McDowell Research communications systems business into the Newark, N.Y. operations.

Operating expenses for the fourth quarter of 2008 totaled $8.4 million, up from $6.6 million a year ago. The $1.8 million increase includes $0.5 million of higher professional fees primarily associated with the integration of our new businesses, $0.5 million related to the addition of RedBlack and Stationary Power, and $0.4 million in new product development costs related to the acceleration of certain development programs during the quarter.

Net income for the fourth quarter of 2007 was $4.4 million, or $0.27 per diluted share, compared with a net loss of $26.0 million, or $1.73 per share, for the same quarter in 2006. Included in fourth quarter 2007 results was a $7.6 million non-operating gain related to the negotiated purchase price settlement with the sellers of McDowell Research, which the company finalized during the quarter. Prior year fourth quarter results included an income tax charge of $24.1 million to reflect the decision to fully reserve for the deferred tax asset given the uncertainty over the company’s ability to utilize its net operating loss carryforward at that time.

For the fiscal year ended December 31, 2007 revenue was a record $137.6 million, an increase of 47% compared with revenue of $93.5 million for the same period a year ago. Gross margins improved to 21% from 19% in 2006, while operating margins improved $2.8 million to a loss of $0.2 million from last year’s loss of $3.0 million. Net income for 2007 was $5.6 million, or $0.36 per share, compared to a net loss of $27.5 million, or $1.84 per share, for 2006.

“During 2007 we made great strides in advancing the evolution of Ultralife from a battery company to a developer of complex communications and electronic systems and power solutions,” said John D. Kavazanjian, president and chief executive officer. “Building on our proven engineering expertise and collaborative customer relationships, we have augmented our engineered services capabilities to include communications and electronic systems and standby power management services, and significantly expanded our set of market opportunities.

“Our objective in 2008 is to mature these many opportunities while laying the groundwork for sustainable growth in the future,” Kavazanjian added. “Specifically, we plan to take full advantage of our recent entry into the highly attractive standby power market, expand our international footprint through efforts such as our recently announced joint venture in India, and play a bigger role with the prime defense contractors both domestically and overseas while continuing to develop solutions for increasingly more complex applications. Having expanded our infrastructure in 2007 to support a much higher revenue base, we expect to generate incremental returns on revenue gains from these growth initiatives in 2008.

“Looking beyond 2008, we are creating high-potential market opportunities that will play to our strengths and keep us at the forefront of evolving power technologies and new applications for our communications and electronics systems,” added Kavazanjian. “In the area of product development, we plan to introduce products that contain greater engineered content and utilize smart batteries and chargers, solar cells and fuel cells to solve more complex problems. We also plan to broaden our portfolio of amplifiers, batteries and uninterruptible power supplies.

“In the standby power market we plan to drive the displacement of incumbent technology in applications where smart lithium ion battery solutions offer to lower the total cost of ownership to store and regulate power. At the same time, we will continue expanding our installation and maintenance services business in the U.S. and abroad,” concluded Kavazanjian. “These various new market and product development initiatives coupled with expanded geographic coverage will position the company for long-term growth in all facets of the business.”

Outlook

For the first quarter of 2008, the company forecasts revenue in the range of $50 million to $60 million and operating income in the range of $2.5 million to $5.0 million. The achievement of the company’s forecast is highly dependent on the receipt of key components to complete orders for advanced communications systems. For 2008, the company reaffirms the full year revenue guidance provided on February 15 of at least $238 million, which includes revenue from shipments on the $24 million SATCOM-On-The-Move contract that were delayed in the fourth quarter.

Changed Reporting Segments

As a result of its recent acquisitions, the company has renamed its former Technology Contracts segment to reflect its service oriented businesses. The segment, now named “Design and Installation Services,” encompasses the results of RedBlack Communications and Stationary Power Services, in addition to technology contracts.

About Ultralife

Ultralife, which began as a battery company, now offers products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, Reserve Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 28, 2008 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 3487095, during the period starting at 1:00 p.m. ET February 28 and ending at 1:00 p.m. ET March 6, 2008.

ULTRALIFE BATTERIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Revenues:
Non-rechargeable products	$16,477	$16,678	$80,262	$67,779
Rechargeable products	3,414	9,069	16,756	17,745
Communications systems	14,228	4,387	37,140	7,433
Design and installation services	2,670	(25)	3,438	589
Total revenues	36,789	30,109	137,596	93,546

Cost of products sold:
Non-rechargeable products	13,839	14,100	62,515	55,921
Rechargeable products	2,844	7,129	13,178	13,923
Communications systems	12,143	3,720	30,447	5,662
Design and installation services	2,229	45	2,682	597
Total cost of products sold	31,055	24,994	108,822	76,103

Gross margin	5,734	5,115	28,774	17,443

Operating expenses:
Research and development	2,151	1,736	7,000	5,097
Selling, general, and administrative	6,288	4,888	21,973	15,303
Total operating expenses	8,439	6,624	28,973	20,400

Operating income (loss)	(2,705)	(1,509)	(199)	(2,957)

Other income (expense):
Interest income	6	22	50	126
Interest expense	(464)	(561)	(2,234)	(1,424)
Gain on insurance settlement	-	-	-	191
Gain on McDowell settlement	7,550	-	7,550	-
Miscellaneous	139	125	493	311
Income (loss) before income taxes	4,526	(1,923)	5,660	(3,753)

Income tax provision (benefit)-current	-	(20)	-	-
Income tax provision (benefit)-deferred	77	24,136	77	23,735
Total income taxes	77	24,116	77	23,735

Net income (loss)	$4,449	$(26,039)	$5,583	$(27,488)

Earnings (loss) per share - basic	$0.28	$(1.73)	$0.36	$(1.84)
Earnings (loss) per share - diluted	$0.27	$(1.73)	$0.36	$(1.84)

Weighted average shares outstanding - basic	15,771	15,030	15,316	14,906
Weighted average shares outstanding - diluted	17,278	15,030	15,557	14,906

ULTRALIFE BATTERIES, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2007	2006

Current assets:
Cash and investments	$2,245	$720
Trade accounts receivable, net	26,540	24,197
Inventories	35,098	27,360
Prepaid expenses and other current assets	4,410	3,603
Total current assets	68,293	55,880

Property and equipment	19,365	19,396

Other assets
Goodwill, intangible and other assets	34,390	22,482

Total Assets	$122,048	$97,758

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$14,590	$12,246
Accounts payable	18,326	15,925
Other current liabilities	10,083	9,639
Total current liabilities	42,999	37,810

Long-term liabilities:
Long-term debt and capital lease obligations	15,057	20,043
Other long-term liabilities	985	316
Total long-term liabilities	16,042	20,359

Shareholders' equity:
Common stock, par value $0.10 per share	1,712	1,578
Capital in excess of par value	152,070	134,736
Accumulated other comprehensive income	69	(321)
Accumulated deficit	(88,443)	(94,026)
	65,408	41,967
Less -- Treasury stock, at cost	2,401	2,378
Total shareholders' equity	63,007	39,589

Total Liabilities and Shareholders' Equity	$122,048	$97,758

CONTACT:
Ultralife
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com